Form Of Transferee Nationality Declaration

Declarations Regarding Nationality To Be Made

By Or On Behalf Of All Initial Purchasers And Transferees

The rights of Ryanair Limited (“Ryanair”), a wholly-owned subsidiary of Ryanair Holdings plc (“Holdings”), to operate as an air carrier could be withdrawn if Ryanair ceases to be a majority owned and effectively controlled by EU nationals.  Accordingly, the Articles of Association of Holdings contain powers which, inter alia, may be used to limit the number of or the exercise of voting and other rights attaching to shares in which non-EU nationals own interests or, if necessary, to require their compulsory disposal, or to restrict the transferability of such shares.

A share transfer cannot be registered unless the Declaration set forth below has been completed and furnished to the Registration Department of IRG CAPITA.  To complete this Declaration, a prospective transferee must:

(a)

check either (but not both) box A or box B, as appropriate;

(b)

sign this Declaration in the space provided; and

(c)

if the person signing this declaration is a stockbroker, bank manager, solicitor, or other agent for the prospective transferee, complete the “Declaration by Agent” on page 2 hereof.

ٱ  A.

I/We declare that the shares to be registered in my/our name(s) pursuant to the attached transfer are Affected Shares.

ٱ  B.

I/We hereby declare that the shares to be registered in my/our name(s) pursuant to the attached transfer are not “Affected Shares”.

For purposes of this Declaration:

(i)

an Affected Share is a share beneficially owned by a non-EU national or in which a non-EU national has an “interest”;

(ii)

a non-EU national means (a) an individual who is not a national of an EU Member State; (b) a corporation or similar non-corporate entity that is not incorporated or organized in an EU Member State or that does not have its center of management and control in an EU Member State; (c) a government or governmental department, agency or body of any non-EU country; or (d) a municipal, local, statutory or other authority or body in any non-EU country: and

(iii)

a beneficial owner is any person or entity that, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (x) voting power (including the power to exercise or direct the exercise of any voting rights attaching to the shares) or (y) investment power (including the power to dispose, or to direct the disposition of, such shares); and

(iv)

a person has an interest in shares if (a) a company is interested in them and (i) the company or its directors are accustomed to act in accordance with his instructions or (ii) he is entitled to exercise or control the exercise of 1/3 or more of the voting power at general meetings of the company (and for this purpose he is deemed to be able to exercise any voting power in any other company which such a company can exercise) (b) he has entered into a contract to purchase the shares or is entitled to exercise or control the exercise of any right attaching to the shares (or he has a right or is under an obligation that, if exercised or fulfilled, would so entitle him) (c) he is entitled to call for delivery of the shares or he is entitled or obliged to acquire an interest in the shares (or) (d) a spouse or child under the age of 18 years of such person is interested in the shares.

Date:_______________________

*Name of Transferee:	_____________	_____________	________________
	Surname	First Name	Middle Name(s)
Address:	_____________	_____________	_____________	____________
	No. and Street	Town or City	Post Code	Country

*Signature of Transferee: ____________________________

* Note if transferee is a corporate or similar entity, complete the following:

Name of Entity: _______________________________________

Name of Authorized Signatory: ___________________________

Title: ________________________________________________

Signature: ____________________________________________

This Declaration should normally be made by the person(s)  named in the accompanying transfer(s) as the transferee(s).  In the case of joint transferees, ALL must sign.  A corporation should either affix its seal or complete the form under the hand of a duly authorized official or agent, who should state his capacity.  Shares to be held by nominees must be considered held by the person for whom the nominee is acting if such person is the beneficial owner of such shares or has an interest in such shares, as described above.

If the completion of the Declaration by the transferee(s) would lead to undue delay, the Company will accept a Declaration made by the stockbroker, bank manager or solicitor, or by any other person duly authorized by Power of Attorney, in every case acting as the agent of the transferee(s).  In such cases, however, the following declaration must also be made:

DECLARATION BY  AGENT:  I/We, being the person(s) making the Declaration set out above as agent(s) for the person(s) named as transferee(s) in the accompanying form of transfer and whose name(s) is/are set out herein, represent and warrant that person(s) on whose behalf the Declaration is made is/are known to me/us and that I/we am/are duly authorized to make the said Declaration on behalf of such person(s) and that, having made such inquiries as I/we consider appropriate regarding the statements contained in such Declaration, such statements are correct to the best of my/our knowledge and belief.

Signature(s): ___________________________________  Date: ______________

Organisation: __________________________________

If signed by a stockbroker, bank manager of solicitor, give the name, address and telephone number of the person signing this form:

Full Name(s): ________________________________

Organisation:_________________________________

Address: ____________________________________

Telephone:___________________________________

*******

Holdings reserves the right to request a signed copy of the Power of Attorney or other documents establishing any agency relationship. The directors of Holdings reserve the right to be supplied with such evidence as they may require of the authority of any signatory on behalf of a transferee and to require such evidence or information as to any matters contained in this Declaration or as to any interest whatsoever held by any party in shares within the meaning of Chapter 2 of the Irish Companies Act, 1990. The Directors of Holdings will refuse to register a share transfer if such further evidence is not provided or given. If you are in any doubt as to how to complete the Declaration, or as to the definition of  Affected Shares, you should consult your lawyer or other professional adviser.

The registration of a share transfer following the completion of this Declaration and, where relevant, the provision by the transferee of such other evidence or information as the Directors may have required prior to such registration is without prejudice to the ability of the Directors of Holdings to exercise any or all of the powers exercisable by them pursuant to the Articles of Association of Holdings.  In particular the Directors have power to apply a broader definition of the term “Affected Share” pursuant to the Articles of Association of Holdings then is applied for the purposes of this Declaration and may adopt a form of nationality declaration in substitution for this Declaration from time to time.